Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely pursuant to the Offer to Purchase, dated December 9, 2015, and the related Letter of Transmittal, and any amendments or supplements to such Offer to Purchase or Letter of Transmittal. The Purchaser (as defined below) is not aware of any state where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, the Purchaser cannot do so, the Purchaser will not make the Offer to, nor will tenders be accepted from or on behalf of, the holders of Shares in that state. Except as set forth above, the Offer is being made to all holders of Shares. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Perella Weinberg Partners LP or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Notice of Offer to Purchase

All Outstanding Shares of Common Stock

of

Boulder Brands, Inc.

at

$11.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated December 9, 2015

by

Slope Acquisition Inc.

a wholly owned subsidiary of

Pinnacle Foods Inc.

Slope Acquisition Inc., a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Pinnacle Foods Inc., a Delaware corporation (“Pinnacle”), is offering to purchase all outstanding shares of common stock, par value $0.0001 (each, a “Share”), of Boulder Brands, Inc., a Delaware corporation (“Boulder” or the “Company”), at a price of $11.00 per Share, net to the seller in cash, without interest (the “Offer Price”) and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 9, 2015 (as it may be amended or supplemented, the “Offer to Purchase”), and in the related Letter of Transmittal (as it may be amended or supplemented, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”). The Offer is being made for all outstanding Shares, and not for options to purchase Shares or other equity awards. If your Shares are registered in your name and you tender directly to American Stock Transfer & Trust Company, LLC, the depositary for the Offer (the “Depositary”), you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with such institution as to whether they charge any service fees.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 7, 2016, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE SO EXTENDED, THE “EXPIRATION DATE”), UNLESS EARLIER TERMINATED BY THE PURCHASER.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 24, 2015 (as it may be amended or supplemented, the “Merger Agreement”), by and among Boulder, Pinnacle and the Purchaser, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Boulder, with Boulder continuing as the surviving corporation and a wholly owned subsidiary of Pinnacle (the “Merger”). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than (i) Shares held by Boulder as treasury stock or owned by Boulder, Pinnacle or any of their wholly owned subsidiaries, all of which will be canceled and shall cease to exist, and (ii) Shares owned by any stockholder of Boulder who or which is entitled to demand, and who properly demands, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) shall be converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes. The Merger Agreement is more fully described in Section 12—“The Transaction Agreements” of the Offer to Purchase.

The parties to the Merger Agreement have agreed that, subject to the conditions specified in the Merger Agreement, and assuming the requirements of Section 251(h) of the DGCL are met, the Merger will become effective as soon as practicable after the consummation of the Offer, without a vote by the stockholders of Boulder to adopt the Merger Agreement or any other action by the stockholders of Boulder. Accordingly, if the Offer is consummated, the Purchaser does not anticipate seeking the approval of Boulder’s remaining public stockholders before effecting the Merger.

THE BOULDER BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF BOULDER ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

The Board of Directors of Boulder (the “Boulder Board”) has unanimously (A) approved and declared fair and advisable and in the best interests of Boulder the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”), (B) determined that it is in the best interests of Boulder and its stockholders that Boulder enter into the Merger Agreement and consummate the Transactions on the terms and subject to the conditions set forth in the Merger Agreement and (C) resolved that the Offer was approved and to recommend to the stockholders of Boulder that they accept the Offer and tender their Shares pursuant to the Offer.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (i) there having been validly tendered and not validly withdrawn prior to the Expiration Date that number of Shares which, when added to any Shares, if any, already owned by Pinnacle or the Purchaser or any of their respective subsidiaries, but excluding, for the avoidance of doubt, any Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, would represent at least a majority of the sum of: (a) all Shares then issued and outstanding and (b) all Shares that Boulder may be required to issue upon the vesting (including vesting solely as a result of the consummation of the Offer), conversion, settlement or exercise of all then outstanding in-the-money options, warrants or securities convertible or exchangeable into Shares, or other in-the-money rights to acquire or be issued Shares (the “Minimum Tender Condition”), (ii) all waiting periods applicable to the purchase of Shares pursuant to the Offer or the consummation of the Merger under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated on the Expiration Date and (iii) other customary conditions described in Section 15—“Conditions of the Offer” of the Offer to Purchase.

The purpose of the Offer and the Merger is for the Purchaser to acquire control of, and the entire equity interest in, Boulder, while allowing Boulder’s stockholders an opportunity to receive the Offer Price promptly by tendering their Shares pursuant to the Offer. As soon as practicable following the consummation of the Offer, subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Pinnacle and the Purchaser intend to effect the Merger.

On the terms and subject to the conditions of the Merger Agreement and to the extent permitted by applicable law, including the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”), the Purchaser expressly reserves the right to waive any condition of the Offer in whole or in part, or to modify the terms of the Offer; except that, without the written consent of Boulder, the Purchaser will not (A) reduce the number of Shares subject to the Offer, (B) reduce the Offer Price, (C) change, modify or waive the Minimum Tender Condition, (D) add to the Offer conditions or change, modify or waive any Offer condition in a manner adverse to the holders of Shares, (E) extend or otherwise change the expiration date of the Offer (except as required or permitted by the provisions of Section 1.1(c) of the Merger Agreement), (F) change the form of consideration payable in the Offer, or (G) otherwise amend, modify or supplement any of the other terms of the Offer in any manner adverse to the holders of Common Stock.

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, or another applicable provision of the DGCL, stockholders who have not tendered their Shares into the Offer and who comply with applicable legal requirements will have appraisal rights under Section 262 of the DGCL.

Subject to the provisions of the Merger Agreement and the applicable rules and regulations of the SEC, the Purchaser reserves the right, and under certain circumstances the Purchaser may be required, to extend the Offer, as described in Section 1—“Terms of the Offer” of the Offer to Purchase.

Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting the Purchaser’s obligation under such rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered, and not validly withdrawn, prior to the Expiration Date if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser’s acceptance for payment of such Shares pursuant to the Offer and the conditions of the Offer have been satisfied or waived, to the extent permissible under the Merger Agreement. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to the tendering stockholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Further, if the Purchaser has not accepted Shares for payment by February 6, 2016, Shares may be withdrawn at any time prior to the Purchaser’s acceptance for payment of Shares after that date. For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any tender or notice of withdrawal will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. No tender or withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, the Depositary, the Information Agent (identified below), the Dealer Manager (identified below) or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered, by following one of the procedures for tendering Shares described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” of the Offer to Purchase, at any time prior to the Expiration Date.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Boulder has provided the Purchaser with its list of stockholders and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Boulder’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares purchased pursuant to the Offer, or as a result of the Merger, will be a taxable transaction for United States federal income tax purposes. Stockholders should consult their own tax advisors as to the particular tax consequences of the Offer and the Merger to them. For a more complete description of certain material U.S. federal income tax consequences of the Offer and the Merger, see Section 5—“Material United States Federal Income Tax Consequences” of the Offer to Purchase.

THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND BOULDER’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 (WHICH CONTAINS THE RECOMMENDATION OF THE BOULDER BOARD AND THE REASONS THEREFOR) CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BOULDER SHOULD CAREFULLY READ THESE DOCUMENTS IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Requests for copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent or to brokers, dealers, commercial banks or trust companies. Such copies will be furnished promptly at the Purchaser’s expense. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than its financial advisors, the Depositary, the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Stockholders may call toll free: (800) 499-8159

Banks and Brokers may call collect: (212) 269-5550

The Dealer Manager for the Offer is:

767 Fifth Avenue

New York, New York 10153

Call toll free: (888) 479-7463

December 9, 2015